JORDEN BURT BERENSON & JOHNSON LLP
                                  Suite 400 East
                        1025 Thomas Jefferson Street, N.W.
                             Washington, D.C.  20007



                                   May 28, 1997



   American Gas Index Fund, Inc.
   4922 Fairmont Avenue
   Bethesda, Maryland  20814

         Re:   American Gas Index Fund, Inc.
               Registration No. 33-25678
               Rule 24f-2 Notice

   Gentlemen:

         This opinion is furnished in connection with Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). We understand that, pursuant to Rule 24f-2, the American Gas Index Fund, Inc. (the "Fund"), has registered an indefinite number of shares of Common Stock, $.001 par value per share, of the Fund (the "Shares") under the Securities Act of 1933, as amended. We further understand that, pursuant to the provisions of Rule 24f-2, the Fund is filing with the Securities and Exchange Commission the Notice attached hereto making definite the registration of the Shares sold in reliance upon Rule 24f-2 during the fiscal year ended March 31, 1997.

         In connection with rendering this opinion, we have reviewed certain documents with respect to the Fund, including the Fund's Articles of Incorporation, Bylaws, minutes provided to us by the Fund, and such other documents as we have deemed necessary and appropriate. We have assumed that all such documents are in full force and effect and have not been rescinded or modified. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent investigation or verification, the accuracy of all facts set forth in certificates executed by public officials and authorized representatives of the Fund and the accuracy of all facts set forth in oral or written statements made to us.

         We  have assumed the validity of all corporate actions represented to us  as  having  been taken.  We have also assumed substantial compliance by the  Fund and its representatives with all applicable legal requirements to the  extent necessary to validate the actions taken or intended to be taken
   in   connection   with   the   authorization,   issuance,   classification,
   designation,  and  other  corporate  actions  with  respect  to  the Shares
   described  below.    This  opinion  is  issued as of the date hereof and is
   necessarily  limited  by  laws  now  in  effect and facts and circumstances





   American Gas Index Fund, Inc.
   May 28, 1997
   Page 2


   presently brought to our attention and is subject to any change in law or facts reported or occurring subsequent to the date hereof.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, which are the subject of the Notice filed with the Securities and Exchange Commission today, were legally issued, fully paid, and nonassessable.

         We consent to the filing of this opinion with the Notice. This opinion is rendered solely in connection with the Fund's Rule 24f-2 Notice, dated May 27, 1997, and may not be relied upon for any other purpose without our written consent first had and obtained.

                                    Very truly yours,

                                    /S/JORDEN BURT BERENSON & JOHNSON LLP

                                    JORDEN BURT BERENSON & JOHNSON LLP